SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2005

ACTIVE POWER, INC.

(Exact Name of Registrant as Specified in Its Charter)

000-30939

(Commission File Number)

Delaware	74-2961657
(State of Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK12, Austin, Texas	78758
(Address of Principal Executive Offices)	(Zip Code)

(512) 836-6464

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

See Item 3.02 below.

Item 3.02. Unregistered Sales of Equity Securities.

On February 4, 2005, Active Power, Inc. (the “Company”) completed the private placement of 5,454,510 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a price of $3.64 per share for an aggregate offering price of approximately $19.8 million, to certain institutional investors (the “Purchasers”). The Company also issued Additional Investment Rights to purchase an additional 1,636,353 shares of Common Stock to the Purchasers (the “Additional Investment Rights”), at an exercise price per share of $3.64. The Additional Investment Rights are exercisable until the earliest to occur of (1) the date that is three months following the effective date of the Company’s registration statement registering the resale of the shares of Common Stock sold to the Purchasers and the shares of Common Stock issuable upon exercise of the Additional Investment Rights, (2) immediately prior to the any merger or acquisition of the Company pursuant to which the Company is not the surviving entity, or (3) February 4, 2007. In connection with the transaction, the Company paid placement agent fees and expenses of approximately $1,122,108.

The transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder, as a transaction not involving a public offering, and in reliance on similar exemptions under applicable state laws. The Company believes that each of the Purchasers qualifies as an “accredited investor” (as defined by Rule 501(a) under the Securities Act).

As part of the transaction, the Company agreed to register for resale under the Securities Act all of the shares of Common Stock issued in the offering, as well as shares of Common Stock issuable upon exercise of the Additional Investment Rights.

Item 7.01 Regulation FD Disclosure

On February 4, 2005, the Company issued a press release announcing the offering which is attached hereto as Exhibit 99.1. This exhibit is furnished, not filed, pursuant to Regulation FD.

Item 9.01. Exhibits and Financial Statements.

(c)	Exhibits

Exhibit 99.1	Press Release dated February 4, 2005
Exhibit 99.2	Form of Additional Investment Right

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE POWER, INC.

Dated: February 10, 2005	By:	/s/ Joseph F. Pinkerton III
Joseph F. Pinkerton III
Chairman of the Board, President and Chief Executive Officer

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